Exhibit 5.1

Tel-Aviv, January 14, 2025

To:

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

Re: ZOOZ Power Ltd.

Ladies and Gentlemen,

We have acted as Israeli counsel to ZOOZ Power Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-1 to which this opinion is attached as an exhibit (the “Registration Statement”), relating to the resale by the selling shareholder identified in the Registration Statement (the “Selling Shareholder”) of up to 4,937,340 ordinary shares, par value NIS 0.00286 per share (the “ZOOZ ordinary shares”), of which up to 4,897,959 ZOOZ ordinary shares may be issued from time to time by the Company to the Selling Shareholder pursuant to a Standby Equity Purchase Agreement (the “Advance Shares” and the “SEPA”, respectively) with the Selling Shareholder, dated November 11, 2024 and of which 39,381 ZOOZ ordinary shares were issued by the Company to the Selling Shareholder as consideration for its irrevocable commitment to subscribe for the Advance Shares.

As Israeli counsel to the Company, in rendering the opinions set forth below, we have examined solely copies of: (i) the Registration Statement; (ii) the Articles of Association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”), which have heretofore been approved and which relate to the Company’s potential issuance of the Advance Shares, filing of the Registration Statement and other actions to be taken in connection with such issuance and sale; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied exclusively, without independent investigation or verification, upon certificates of, and other communications with, officers of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, the authenticity of the originals of such latter documents and the legal capacity and due authenticity of all persons executing such documents. We have also assumed the truth of all facts communicated to us by the Company, that all minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws and that there are no additional consents, resolutions and minutes which have not been presented to us.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of ZOOZ ordinary shares that the Company is authorized to issue shall have been increased in accordance with the Articles and all applicable laws such that a sufficient number of ZOOZ ordinary shares are authorized and available for issuance under the Articles.

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The opinions set forth herein are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and secured parties; (ii) the effect of general principles of equity, whether applied in a proceeding in equity or at law, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies; (iii) the exercise of judicial or administrative discretion; (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (v) the effect of statutes of limitations; and (vi) we express no opinion concerning the enforceability of any waiver of rights or defences with respect to stay, extension or usury laws.

Based upon and subject to the foregoing, we are of the opinion that the Advance Shares, assuming that prior to the issuance of any Advance Shares under the SEPA, the price, number of Advance Shares and certain other terms of issuance with respect to any specific advance notice delivered under the SEPA will be authorized and approved by the Board or a pricing committee of the Board in accordance with all applicable Israeli laws, all corporate proceedings necessary for the authorization, issuance and delivery of the Advance Shares shall have been taken and, upon issuance pursuant to the terms of the SEPA and in accordance with resolutions of the Board related to the offering of the Advance Shares, the Advance Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters governed by the laws of the State of Israel, and we express no opinion with respect to the laws of any other country, state or jurisdiction or with respect to any matter governed by such laws. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, in respect of any other matters.

The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of any such changes or to update our opinions.

The opinions expressed herein represent the judgment of this law firm as to the legal matters addressed herein but they do not constitute guarantees or warranties as to how a court may rule on such matters and should not be construed as such.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion is being delivered to you solely for your information in connection with the above matter and may not be relied upon in any manner by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very Truly yours,

/s/ Shibolet & Co., Law Firm
Shibolet & Co., Law Firm

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